Exhibit 10.1

551 Fifth Avenue, Suite 300 New York, N.Y. 10176 Office: (212) 297-0200 Fax: (212) 922-0610

January 12, 2015

Henrik C. Slipsager

c/o ABM Industries Incorporated

551 Fifth Avenue

New York, NY 10176

Dear Henrik:

This letter agreement (this “Letter Agreement”) supplements the Amended and Restated Employment Agreement dated July 16, 2013 (the “Employment Agreement”), by and between you and ABM Industries Incorporated (the “Company”), and serves to set forth the terms and conditions for your Departure from the Company. You and the Company have entered into this Letter Agreement as of the date of the last signature to this Letter Agreement. Terms used in this Letter Agreement with initial capital letters that are not locally defined in this Letter Agreement are used in this Letter Agreement as defined in Section 13 of this Letter Agreement.

In consideration of the mutual promises contained in this Letter Agreement, the Company and you (“you”, “Executive”, or “he”) agree, effective as of January 12, 2015 (the “Effective Date”), as follows:

1.	Departure from the Company.

(a)	As of March 31, 2015 (the “March Date”), Executive will resign all positions he has held as an officer, director, and employee of the Company and its subsidiaries and affiliates, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize the resignation from such positions. Executive acknowledges and agrees that his service as an employee of the Company through the March Date satisfies any 90-day notification requirement under the Employment Agreement. The Company acknowledges that Executive will incur a “separation from service” at the close of business on the March Date for purposes of Treasury Regulation Section 1.409A-1(h).

(b)	After the March Date, Executive will serve up to eight hours per week as a consultant to the Company, with the title of “Senior Advisor.” As Senior Advisor, Executive’s duties and responsibilities shall consist of (i) assisting and advising the successor Chief Executive Officer with transition matters, including relationships with customers, industry peers, employees and labor unions, and (ii) assisting the Board of Directors of the Company (the “Board”) and the successor Chief Executive Officer with the evaluation of strategic opportunities and initiatives. He shall make himself available to perform such duties at the principal offices of the Company or by telephone

www.abm.com	NYSE Symbol: ABM

551 Fifth Avenue, Suite 300 New York, N.Y. 10176 Office: (212) 297-0200 Fax: (212) 922-0610

at such times during regular business hours as reasonably requested by the successor Chief Executive Officer or the Board. As Senior Advisor, Executive will be acting as an independent contractor and not as an employee of the Company. Subject to Section 1(c), Executive will serve as Senior Advisor on an at-will basis through September 30, 2015 (the “September Date”) under the terms of this Letter Agreement. This period, as extended by Section 1(c) if applicable, shall be referred to as the “Transition Period.” During the Transition Period, Executive’s service with the Company may be terminated by either the Company or Executive, either with or without “Just Cause” (as such term is defined in the Employment Agreement). In the event that Executive is terminated with or without Just Cause during the Transition Period, Executive shall only be entitled to compensation through his last day of service. At the end of the Transition Period, or the last day of service if terminated earlier, the “Transition End Date”, Executive will cease to have the title of “Senior Advisor” and his service with the Company shall terminate.

(c)	The parties agree that Executive and the Company may opt to extend Executive’s service with the Company as a Senior Advisor beyond the September Date for an additional period of between three and six months, provided, that such an extension shall be subject to the mutual agreement of the parties.

2.	Severance Under The Employment Agreement and Certain Payments, Benefits, and New Consideration.

(a)	Executive will be deemed to have been terminated by the Company without Just Cause pursuant to Paragraph 15(D) of the Employment Agreement as of the March Date. As such, Executive shall be entitled to the payments and benefits specified in Paragraph 15(D) of the Employment Agreement, including an amount equal to two times the sum of Executive’s current base salary and current target annual incentive opportunity of $888,666 under the Company’s annual performance incentive program, payable in substantially equal installments over 24 months commencing with April, 2015, subject to Executive’s execution between April 1 and 21, 2015 and non-revocation of the release attached hereto as Exhibit A, which shall be in addition to the release set forth in Section 4 of this Letter Agreement. The payments described in the preceding sentence shall not be deferred by reason of Executive being a “specified employee” pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Per the terms of the Employment Agreement, Executive’s rights under that certain Change-in-Control Agreement between Executive and the Company, dated December 30, 2008, shall terminate as of the March Date and be of no further force and effect.

www.abm.com	NYSE Symbol: ABM

551 Fifth Avenue, Suite 300 New York, N.Y. 10176 Office: (212) 297-0200 Fax: (212) 922-0610

(b)	Executive and the Company further agree that:

(i)	provided Executive continues to provide services as an employee through March 8, 2015, subject to the terms and conditions for the March 8, 2012 award of 43,159 (target) performance shares provided by the Company to Executive (the “2012 PS”), Executive will be entitled to vest and receive payment (not pro-rated) for the 2012 PS according to the terms thereof, including in all cases subject to achievement of the applicable performance conditions for such 2012 PS;

(ii)	subject to the terms and conditions for the January 14, 2013 award of 41,443 (target) performance shares provided by the Company to Executive (the “2013 PS”), Executive will not be entitled to vest and receive payment for any portion of the 2013 PS;

(iii)	subject to the terms and conditions for the January 15, 2014 award of 31,075 (target) performance shares provided by the Company to Executive (the “January 2014 PS”) (but without regard to any requirement that Executive be employed on a vesting or payment date), Executive will be entitled to vest and receive payment for the January 2014 PS on a pro-rata basis based on employment through the March Date, subject in all cases to achievement of the applicable performance conditions for such January 2014 PS, according to the terms thereof;

(iv)	subject to the terms and conditions for the September 8, 2014 award of 16,171 (target) performance shares provided by the Company to Executive (the “September 2014 PS”) (but without regard to any requirement that Executive be employed on a vesting or payment date), Executive will be entitled to vest and receive payment for the September 2014 PS on a pro-rata basis based on employment through the March Date, subject in all cases to achievement of the applicable performance conditions for such September 2014 PS, according to the terms thereof;

(v)	subject to the release requirements set forth in Section 2(a), Executive shall be entitled to a prorated annual cash incentive bonus for the fiscal year ended October 31, 2015, based on employment through the March Date, which will be calculated using (A) the Company’s actual financial performance for the entire fiscal year as compared to the financial performance goals for the year and a multiplier of 1.0 and (B) target level of performance with respect to Executive’s individual objectives for such year and a multiplier of 1.0;

www.abm.com	NYSE Symbol: ABM

551 Fifth Avenue, Suite 300 New York, N.Y. 10176 Office: (212) 297-0200 Fax: (212) 922-0610

(vi)	with respect to any period commencing after the March Date, Executive shall not be entitled to any payment for any annual cash incentive bonus;

(vii)	Executive shall not be entitled to any further vesting credit after the March Date nor, except as set forth in this Letter Agreement, to any prorated vesting upon termination of employment;

(viii)	with respect to any vested stock options held by Executive as of the March Date, the period by which Executive must exercise such vested stock options will be determined by reference to the March Date as the date of Executive’s termination of employment and in accordance with the terms of the award agreement and equity plan pursuant to which such stock option was granted;

(ix)	Executive shall be entitled to payments and benefits vested under the Company’s employee benefit plans, including but not limited to, the Company’s Service Award Benefit Plan, the Company’s Deferred Compensation Plan for Executives and the Company’s Supplemental Executive Retirement Plan, subject to the terms and conditions of such plans and payable in accordance with Section 409A of the Code;

(x)	during the Transition Period through the Transition End Date, Executive will receive a fixed fee at a rate of $20,000 per month and reimbursement, in accordance with the Company’s Travel and Entertainment Policy applicable to senior executives of the Company, of all reasonable costs and expenses relating to his service during the Transition Period;

(xi)	during the Transition Period through the Transition End Date, except as required by applicable law, Executive will not be entitled to any other compensation or benefits or be eligible to participate in any Company benefit plans, except as expressly set forth above;

(xii)	subject to the release requirements set forth in Section 2(a) and Paragraph 16 of the Employment Agreement, upon Executive’s termination of employment, on each anniversary of Executive’s termination of employment thereafter, and concluding with the ninth anniversary of such termination, the Company shall pay Executive $10,000 per year to assist Executive in purchasing health insurance for Executive and his spouse. In the event that Executive dies prior to the expiration of such ten-year period, the Company shall pay Executive’s surviving spouse $10,000 per year

www.abm.com	NYSE Symbol: ABM

551 Fifth Avenue, Suite 300 New York, N.Y. 10176 Office: (212) 297-0200 Fax: (212) 922-0610

as described above until the first to occur of (i) the death of Executive’s spouse or (ii) the end of the ten-year period; and

(xiii)	subsections (iii), (iv), (v), (vi), (vii), and (viii) above assume that the March Date is the last date of Executive’s employment. In the event that Executive’s employment terminates on an earlier date, such date shall be the date of the termination of Executive’s employment, and those subsections shall be adjusted accordingly.

3.	Executive Acknowledgement. Executive acknowledges that the Company has provided him with all monies to which he is owed through the Effective Date (other than any amounts which in the ordinary course would be paid on the next following payroll date), and that the Company’s agreement to provide the payments and benefits set forth in Section 2(b)(i), (iii), (iv) and (x) (the “Payments”) is solely in exchange for the promises, releases and agreements of Executive set forth or described in this Letter Agreement. Executive further acknowledges that such Payments do not constitute an admission by the releasees of liability or of a violation of any applicable law or regulation. The Company shall provide to Executive a draft of the terms of a press release and Form 8-K relating to this Letter Agreement, and shall reasonably consider any comments provided by Executive prior to the finalization of such press release and Form 8-K.

4.	Release of Claims Considerations.

(a)	In consideration for the Company’s offer of an extended term of service from the March Date through the Transition End Date under this Letter Agreement, and the additional compensation and benefits provided to Executive as a result of such extended service, Executive (on his own behalf and on behalf of his heirs, executors, and administrators) agrees to and hereby does unconditionally waive, release and forever discharge the Company and any and all past, present or future parents, subsidiaries, affiliates, related persons or entities, including but not limited to all of their officers, directors, managers, employees, shareholders, members, partners, agents, attorneys, successors and assigns, and specifically including ABM Industries Incorporated (the “Released Parties”), from any and all actions, claims, demands and damages, whether actual or potential, known or unknown, which he may have or claim to have, against the Released Parties as of the date he signs this Letter Agreement including, without limitation, any and all claims related or in any manner incidental to (i) Executive’s employment with the Company through the Effective Date; (ii) Executive’s and the Company’s agreement that Executive will leave his current position as President and CEO and separate from employment with the Company on the March Date and transition to a Senior Advisor role on the March Date; and (iii) any events that have transpired prior to and including the Effective Date. All such claims are forever barred by this Letter Agreement regardless of the forum in which such

www.abm.com	NYSE Symbol: ABM

551 Fifth Avenue, Suite 300 New York, N.Y. 10176 Office: (212) 297-0200 Fax: (212) 922-0610

claims might be brought, including, but not limited to, claims (x) under any federal, state or local law governing the employment relationship through the Effective Date (including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991, the Age Discrimination in Employment Act of 1967 (“ADEA’’), the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Worker Adjustment and Retraining Notification Act, any state, local, and other federal employment laws, and any amendments to any of the foregoing and/or (y) under the common law for breach of contract, wrongful discharge, personal injuries and/or torts. Executive understands that this is a general waiver and release of all claims, known or unknown, that he may have against the Released Parties based on any act, omission, matter, cause or thing that occurred through the date of his execution of this Letter Agreement.

(b)	The above release does not waive claims (i) for vested rights under employee benefit plans as applicable on the date he signs this Letter Agreement, (ii) that may arise after he signs this Letter Agreement, (iii) which cannot be released by private agreement or (iv) under this Letter Agreement. In addition, this Letter Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which Executive is entitled from the Company or its insurers under the Company’s Certificate of Incorporation, Bylaws, or the General Corporation Law of the State of Delaware or other corporate governing documents.

(c)	Additionally, the parties agree that this Letter Agreement shall not preclude Executive from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency (though Executive affirmatively waives any right to receive individual relief in connection with his participation in such claims).

(d)	Executive acknowledges and agrees that he is providing the waiver and release set forth herein in exchange for consideration in addition to anything of value to which Executive may already have been entitled.

5.	Affirmations. Executive affirms that he has not filed or caused to be filed, and is not a party to any claim, complaint, or action against the Company or any of its subsidiaries or affiliates in any forum or form. Executive also affirms that he has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Other than as described in this Letter Agreement, Executive disclaims and waives any right of reinstatement with the Company or any subsidiary or affiliate thereof.

www.abm.com	NYSE Symbol: ABM

551 Fifth Avenue, Suite 300 New York, N.Y. 10176 Office: (212) 297-0200 Fax: (212) 922-0610

6.	Restrictive Covenants. Executive acknowledges and agrees that any and all restrictive covenants described in Paragraph 12 and Paragraph 13 and Exhibit A and its Appendix 1 of the Employment Agreement will continue in full force and effect in accordance with the terms and conditions thereof, except as otherwise agreed to in writing by the parties. Executive also acknowledges and agrees that any and all terms and conditions of the Employment Agreement which expressly or by reasonable implication survive Executive’s Departure from the Company to which Executive is subject, including, but not limited to, those described in Paragraph 21 of the Employment Agreement, will continue in full force and effect in accordance with the terms and conditions thereof. Executive shall be permitted to retain for a reasonably agreed cost his cellular phone and attendant phone number, computers, I-Pads, scanner, printer and other similar equipment which he has been utilizing in the performance of his services.

7.	Consultation with Attorney; Voluntary Agreement. Executive acknowledges that (a) the Company has advised him of his right to consult with an attorney of his own choosing prior to executing this Letter Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Letter Agreement, and (c) Executive is entering into this Letter Agreement and any related release knowingly, freely and voluntarily in exchange for good and valuable consideration. The Company shall reimburse Executive for the legal fees and costs incurred by Executive in connection with preparation and execution of this Letter Agreement up to a maximum of $10,000.

8.	Review and Revocation. Executive agrees that he has been given 21 calendar days following this Letter Agreement’s presentment to consider this Letter Agreement. If he chooses to sign the Letter Agreement before the end of that 21-day period, he certifies that he did so voluntarily for his own benefit and waived the right to consider this Letter Agreement for the entire 21-day period. After he has signed this Letter Agreement, he may revoke his consent to it by delivering written notice signed by him to Sarah McConnell, Executive VP, ABM Industries, 551 Fifth Avenue New York, NY 10176, on or before the seventh calendar day after he signs it. If he does not revoke this Separation Agreement within seven calendar days after he signs it, it will be final, binding, and irrevocable.

9.	Governing Law. This Letter Agreement will be governed by and construed and enforced according to the laws of the State of New York, without regard to conflicts of laws principles thereof.

10.	Taxes. The Company may withhold from any amounts payable under this Letter Agreement all federal, state, city, foreign or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Letter Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment

www.abm.com	NYSE Symbol: ABM

551 Fifth Avenue, Suite 300 New York, N.Y. 10176 Office: (212) 297-0200 Fax: (212) 922-0610

provided hereunder, and Executive shall be responsible for any taxes imposed on him with respect to any such payment.

11.	Entire Agreement. This Letter Agreement constitutes the entire understanding between the parties with respect to the subject matter and supersedes, terminates, and replaces any prior or contemporaneous understandings or agreements with respect thereto, except for the Employment Agreement, which shall remain in full force and effect in accordance with its terms. Except with respect to Executive’s compliance with Paragraphs 12 and 13 and Exhibit A and its Appendix 1 of the Employment Agreement and ABM’s Recoupment Policy, no amount owing to Executive under this Letter Agreement shall be subject to set-off or reduction by reason of any claims which the Company has or may have against Executive. The Compensation Committee of the Board, without inquiry, has no present knowledge of any claims that the Company has or may have against Executive.

12.	Section 409A. This Letter Agreement and the payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Code, and this Letter Agreement will be interpreted, and all tax filings with the Internal Revenue Service relating to the Payments will be made, in a manner consistent with that intent.

13.	Defined Terminology. For purposes of this Letter Agreement, the phrase “Departure from the Company” or “Depart from the Company” (or substantially similar phrases) refer to termination by the Company of Executive’s employment with the Company without “Just Cause” (as such term is defined in the Employment Agreement).

14.	Indemnification. The Company will continue to maintain directors’ and officers’ indemnification insurance covering Executive for a period of not less five (5) years after the March Date, the terms and conditions of which shall be no less favorable than the terms and conditions of the directors’ and officers’ indemnification insurance, if any, maintained by the Company from time to time.

15.	Modifications. This Letter Agreement may not be changed, amended, or modified unless done so in a writing signed by the Company and Executive.

16.	Counterparts. This Letter Agreement may be executed in separate counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

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www.abm.com	NYSE Symbol: ABM

551 Fifth Avenue, Suite 300 New York, N.Y. 10176 Office: (212) 297-0200 Fax: (212) 922-0610

IN WITNESS WHEREOF, Executive and the Company have executed this Letter Agreement as of the date last written below, and this Letter Agreement is deemed by Executive and the Company to be effective as of January 12, 2015.

HENRIK C. SLIPSAGER

/s/ Henrik C. Slipsager

Date: January 12, 2015

ABM INDUSTRIES INCORPORATED

By:	/s/ Sudhakar Kesavan

Name: Sudhakar Kesavan

Title: Chair of the Compensation Committee

Date: January 12, 2015

www.abm.com	NYSE Symbol: ABM